Exhibit 16.1

February 5, 2025
Securities and Exchange Commission 100 F Street, N.E.
Deloitte & Touche LLP
Suite 4500
1111 Bagby Street
Houston, TX 77002-2591 USA
Tel: +1 713-982-2000
Washington, D.C. 20549-7561 Dear Sirs/Madams:

Fax: +1 713-982-2001
www.deloitte.com
We have read Item 4.01 of Spruce Power Holding Corporation's Form 8-K dated February 5, 2025, and have the following comments:
1.We agree with the statements made in the first sentence of the first paragraph, as well as the second, third, fourth, and fifth paragraphs.
2.We have no basis on which to agree or disagree with the statements made in the second and third sentences of the first paragraph or the sixth and seventh paragraphs.
Yours truly,
/s/ DELOITTE & TOUCHE LLP